UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

LEAF EQUIPMENT FINANCE FUND 4, L.P.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

LEAF EQUIPMENT FINANCE FUND 4, L.P.

NOTICE OF CONSENT SOLICITATION

To the Limited Partners of LEAF EQUIPMENT FINANCE FUND 4, L.P.:

LEAF EQUIPMENT FINANCE FUND 4, L.P., a Delaware limited partnership (the “Partnership”), is soliciting your consent to amend Section 11.1 of the Partnership’s Amended and Restated Agreement of Limited Partnership (the “Limited Partnership Agreement”) to permit the Partnership to reinvest Distributable Cash (as such term is defined in the Limited Partnership Agreement) into new equipment, equipment leases and loans.

Only limited partners of record on the books of the Partnership at the close of business on June 7, 2011 are entitled to receive notice of and to vote in the Consent Solicitation. Limited partners holding a majority of units of limited partner interest outstanding as of the close of business on the record date must vote in favor of the proposal to amend the Limited Partnership Agreement in order for the proposal to be approved. THE BOARD OF DIRECTORS OF LEAF ASSET MANAGEMENT, LLC, THE PARTNERSHIP’S GENERAL PARTNER (THE “GENERAL PARTNER”), HAS VOTED UNANIMOUSLY TO RECOMMEND THAT THE LIMITED PARTNERS VOTE FOR THE PROPOSAL TO AMEND THE LIMITED PARTNERSHIP AGREEMENT.

YOUR VOTE IS IMPORTANT. Failure to vote on the proposal will have the same effect as a vote against the proposal. The Partnership encourages you, therefore, to review the enclosed Consent Solicitation Statement and to vote as soon as possible by completing, signing, dating and returning the enclosed consent card by mail or facsimile, as further described on the consent card.

The Consent Solicitation will expire at, and your consent must be received by, 11:59 p.m., eastern standard time, on August 5, 2011. The Consent Solicitation may be extended by the General Partner for a specified period of time or on a daily basis until the consents necessary to adopt the proposal, or withheld consents sufficient to reject the proposal, have been received.

By order of the Board of Directors of LEAF Asset Management, LLC, General Partner
Wilmington, Delaware
June 8, 2011

Important Notice Regarding the Internet Availability of Consent Solicitation Materials

The Partnership is providing you with these Consent Solicitation materials both by sending you this full set of materials and by notifying you of the availability of the materials on the Internet. This Consent Solicitation Statement is available at http://www.leaffinancial.com/invest_reports.html

LEAF EQUIPMENT FINANCE FUND 4, L.P.

110 South Poplar Street
Suite 101
Wilmington, Delaware 19801

CONSENT SOLICITATION STATEMENT

Introduction

This Consent Solicitation Statement is being furnished to the holders of units of limited partner interests (“Units”) of LEAF Equipment Finance Fund 4, L.P. (“we,” “us,” or the “Partnership”) as of the close of business on June 7, 2011 (the “Record Date”) in connection with the solicitation (the “Solicitation”) of consents of the holders of Units (“Unitholders”) to approve the proposal to amend the Limited Partnership Agreement as set forth below. This Consent Solicitation Statement and the enclosed form of consent are being mailed to Unitholders on or about June 15, 2011.  The consent is being solicited on behalf of the Board of Directors (the “Board”) of LEAF Asset Management, LLC, the general partner of the Partnership (the “General Partner”).

Only Unitholders of record at the close of business on the Record Date are entitled to vote on the proposal. The proposal requires the receipt of affirmative consents of Unitholders holding a majority of the Units outstanding.

The proposal has been approved unanimously by the Board of the General Partner as being in the best interests of the Partnership and the Unitholders. The Board unanimously recommends that you vote FOR the proposal.

This Solicitation will expire at, and your consent must be received by, 11:59 p.m., eastern standard time, on August 5, 2011 (the “Expiration Date”). The General Partner may extend this Solicitation for a specified period of time or on a daily basis until the consents necessary to adopt or reject the proposal have been received. You may revoke your consent at any time before 11:59 p.m., eastern standard time, on the Expiration Date.

If you have any questions about this Consent Solicitation Statement, please call LEAF Financial Corporation, Investor Relations at 866-323-0241.

This Consent Solicitation Statement is dated June 8, 2011.

THE PROPOSAL

Background

The Partnership was formed on January 25, 2008 to acquire a diversified portfolio of equipment to lease to end users, and to make secured loans to end users to fund their purchase of equipment.  The Partnership raised $125.7 million in equity capital from its limited partners in an offering that ended on October 30, 2009.  The Partnership has augmented its equity capital through the use of debt facilities to acquire leases and loans.  As of March 31, 2011, the Partnership had a portfolio of equipment leases and loans with a book value, net of impairments and loss reserves, of approximately $293.0 million, financed by approximately $252.8 million of borrowings under its debt facilities.

Section 11.1(b) of the Partnership’s Amended and Restated Agreement of Limited Partnership (the “Limited Partnership Agreement”) provides for a period of five years (the “Reinvestment Period”) following the Final Closing Date (as such term is defined in the Limited Partnership Agreement), which was the final date of the Partnership’s offering period, during which the Partnership was permitted to reinvest Distributable Cash (defined below) in excess of the limited partners’ Unpaid Cumulative Return (defined below) in equipment, equipment leases and loans.  The Reinvestment Period terminates in October of 2014.  The Limited Partnership Agreement defines “Distributable Cash” generally as the Partnership’s gross revenue without deduction for depreciation, but after deducting cash funds used to pay all expenses, debt service, capital improvements and replacements, and less amounts allocated to reserves by the General Partner and plus amounts released from reserves by the General Partner.  The Limited Partnership Agreement defines “Unpaid Cumulative Return” as the amount of the limited partner’s Cumulative Return, reduced by aggregate distributions made to such limited partner, and defines “Cumulative Return” as an amount equal to an 8.5% annual cumulative return on the limited partner’s Adjusted Capital Contribution.  A limited partner’s “Adjusted Capital Contribution” is the aggregate initial purchase price paid for a limited partner’s units of limited partnership interest, reduced by all distributions theretofore made to a limited partner in excess of the Cumulative Return.

Section 11.1(b) was designed to enable the Partnership to maintain its portfolio of equipment leases and loans, and its distributions to limited partners, by replacing equipment leases and loans being paid down or paying off with new equipment leases and loans.  However the Partnership’s ability to generate sufficient cash flow to maintain its portfolio has been adversely affected by two principal trends:

o
As a result of the recession in the United States, the Partnership has experienced increased levels of default in its leases and loans.  This impacts the Partnership because when a lease or loan defaults, the Partnership does not receive the payments it anticipated, yet the Partnership still owes its financing sources the amounts it borrowed to make such lease or loan.  Additionally, the losses reduce the future revenues of the Partnership and thus reduce cash available for future reinvestment and distribution.

o
As a result of conditions in the credit markets, the lenders under the Partnership’s debt facilities have increased interest rates and loan fees, thereby increasing the cost of the Partnership’s financing.  The lenders also reduced the loan-to-value ratio (the ratio of the amount of financing to the value of the assets being financed) upon which they are willing to make loans thereby causing reductions in the size of the Partnership’s lease portfolio.  The lenders took these actions not only on future loans, but also in certain instances on loans that were already outstanding.  This required additional payments to such lenders, which reduced the amount of the Partnership’s revenue producing assets and further decreased cash available for future reinvestment and distribution.

As a result of the foregoing, the Partnership incurred net losses of $22.6 million and $22.1 million for the years ended December 31, 2009 and 2010, respectively, and net losses of $7.2 million for the three months ended March 31, 2011.  Accordingly, the Partnership reduced distributions to limited partners from 8.5% annual cumulative return on each limited partner’s Adjusted Capital Contribution to 4.0% in August 2010.  The Partnership distributed approximately $6.2 million and $8.4 million in 2009 and 2010, respectively.

As of March 31, 2011, the Unpaid Cumulative Return was an aggregate of approximately $3.7 million.  Because of the requirement under current Section 11.1(b) that the Unpaid Cumulative Return must be paid before any Distributable Cash be used for reinvestment, the existence of the Unpaid Cumulative Return means that, instead of investing any Distributable Cash the Partnership generates in new equipment, equipment leases and loans for the purpose of increasing the total return to the limited partners, it must be distributed (to the extent of the Unpaid Cumulative Return) to the limited partners.  As a result of the Partnership’s inability to make new investments, its lease portfolio went from $526.7 million at September 30, 2009 to $293.0 million at March 31, 2011.

Based upon the General Partner’s best forecasts at this time, it appears unlikely that the Partnership will ever be able to pay the full amount of the Unpaid Cumulative Return.  However, the General Partner believes that, as a result of conditions currently existing in United States’ credit markets, including a reported inability of small to medium size businesses (the Partnership’s targeted demographic) to obtain financing, as well as an increase in the cost of such financing, the Partnership could enhance its ability to increase its revenues, and obtain a better overall return for its partners’ investments, by reinvesting Distributable Cash it generates in new equipment, equipment leases and loans.  If the Partnership does not amend the Limited Partnership Agreement to allow the Partnership to reinvest cash into new equipment, leases and loans, the Partnership will not be able to take advantage of this opportunity.  The General Partner is, accordingly, proposing to amend Section 11.1(b) of the Limited Partnership Agreement to permit the Partnership to reinvest Distributable Cash in new equipment, equipment leases and loans during the continuance of the Reinvestment Period without first having to pay the Unpaid Cumulative Return.  The full text of the proposed amendment is set forth below.

Text of Proposal

The proposed amendment will replace Section 11.1(b) of the Limited Partnership Agreement in its entirety with the following:

“(b)           During the Reinvestment Period, the General Partner shall apply Distributable Cash in the following order of priority:

(i)
first, 1% to the General Partner and 99% to the Limited Partners such that the Limited Partners will receive Distributable Cash in an amount sufficient to permit the Limited Partners to pay federal, state and local taxes upon their share of Partnership taxable Income, assuming that all Limited Partners are subject to income taxation at a 30% income tax rate;

(ii)	second, to investment or reinvestment in Investments in such amounts as the General Partner may determine; and
(iii)	thereafter, 1% to the General Partner and 99% to the Limited Partners.”

The Board of Directors of the General Partner unanimously recommends a vote “FOR” approval this Proposal.

Risks and Other Considerations

Any reinvestment of Distributable Cash in new equipment leases and loans will be subject to all of the risks inherent in the equipment leasing and lending business, including risks relating to the Partnership’s ability to generate new leases and loans at acceptable rates of return, or at all; increased expenses relating to the generation of new leases and their management; the rate of lease and loan defaults; the expense of pursuing remedies in the event of default; the value of the equipment leased or securing equipment loans returned to us following a default and our ability to sell the equipment and recover our investment.  The Partnership may not generate material additional income from reinvestments it makes and may incur losses.  Accordingly, there is a risk that the anticipated benefits from adopting the proposal may never be realized, and the limited partners could lose some or all of the Distributable Cash used to fund any investments made.

THE CONSENT SOLICITATION

Voting Securities, Record Date and Outstanding Units

This Consent Solicitation is being made pursuant to the provisions of Section 16.1 of the Limited Partnership Agreement and is subject to the conditions in this Consent Solicitation Statement and the accompanying form of Consent. No meeting of the Unitholders is contemplated to be held for the purpose of considering the proposal. Only consents of record holders of Units at the close of business on June 7, 2011 will be taken into account for the purpose of determining whether the requisite approval of the proposal has been obtained. Each Unitholder entitled to vote has one vote for each Unit outstanding in such Unitholder’s name.

On the Record Date, there were a total of 1,259,536.709 Units outstanding, which were held by approximately 2,763 Unitholders.

Security Ownership of Certain Beneficial Owners and Management

As of the date of this Consent Solicitation Statement, the General Partner owned 10,753 Units.  The General Partner intends to consent, as to the Units it owns, to the proposal.  To the knowledge of the Partnership, there are no holders of 5% or more of the Partnership’s outstanding Units.  Additionally, no members of the Board or executive officers of Partnership or General Partner own any Units.

Interests of Certain Persons in Matters to be Acted Upon

The General Partner and its affiliates are service providers to the Partnership and are also a creditor.  The General Partner believes that the proposal, if approved, would improve the financial performance of the Partnership and ultimately generate additional cash flow that will, in addition to allowing for greater cash returns to the limited partners, provide the Partnership with an increased ability to pay its ongoing operating expenses and existing liabilities, including those owed to the General Partner and its affiliates. Therefore, any improvement to the financial position of the Partnership may benefit the General Partner as both a holder of Units and because the Partnership will be in a better position to meet its debt obligations.  The General Partner and its affiliates will not earn any asset management fees or increase in profits as a result of the proposal.

Consent and Revocation of Consent

The General Partner will accept forms of Consent at any time before 11:59 p.m., eastern standard time, on the Expiration Date, which is August 5, 2011. The enclosed form of Consent, when properly completed and returned, will constitute a Unitholder’s consent, or the withholding of consent, to the approval of the proposal in accordance with the instructions contained therein. If a Unitholder executes and returns a form of Consent and does not specify otherwise, the Units represented by such form of Consent will be voted “for” approval of the proposal in accordance with the recommendation of the General Partner.

A Unitholder who has executed and returned a form of Consent may revoke it at any time before 11:59 p.m., eastern standard time, on the Expiration Date by (i) executing and returning a form of Consent bearing a later date, or (ii) filing written notice of such revocation with the Secretary of the General Partner stating that the form of Consent is revoked. Any such written notice or later dated form of Consent should be sent to LEAF Financial Corporation, Attn: Investor Relations, One Commerce Square, 2005 Market St, 15th Floor, Philadelphia, PA  19103.

Required Vote

The proposal to amend the Limited Partnership Agreement requires the approval of holders of a majority of the outstanding Units as of the close of business on the Record Date.

Because the approval of holders of a majority of the outstanding Units is required to approve the proposal to amend the Limited Partnership Agreement, not returning the form of Consent will have the same effect as a vote against the proposal.

Solicitation of Consents

The cost of soliciting consents will be borne by the Partnership. In addition to solicitations by mail, consents may be solicited by broker dealers and representatives affiliated with the Partnership as well as directors, officers and other employees of the General Partner, none of whom will receive additional compensation therefor. No person has been authorized by the Partnership to give any information or to make any representation in connection with the solicitation of consents, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized.

No Appraisal Rights

Unitholders who object to the approval of any amendment to the Limited Partnership Agreement will have no appraisal, dissenters’ or similar rights (i.e., the right to seek a judicial determination of the “fair value” of their Units and to compel the purchase of their Units for cash in that amount) under Delaware law or the Limited Partnership Agreement, nor will such rights be voluntarily accorded to holders of Units by the Partnership. Thus, approval of the proposal by holders of a majority of the outstanding Units will be binding on all holders of Units.

Householding Matters

Unitholders who share a single address will receive only one Solicitation at that address, unless we have received instructions to the contrary from any Unitholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a Unitholder of record residing at such an address wishes to receive a separate copy of this Solicitation or of future consent solicitations (as applicable), he or she may write to us at: LEAF Financial Corporation, Attn: Investor Relations, One Commerce Square, 2005 Market St, 15th Floor, Philadelphia, PA  19103. We will deliver separate copies of this Solicitation promptly upon written request. If you are a Unitholder of record receiving multiple copies of our Solicitation, you can request householding by contacting us in the same manner.

Your Consent is important, regardless of the number of Units you own. Accordingly, please complete, sign and return your Consent promptly.

LEAF Equipment Finance Fund 4, L.P.
Consent Form

THIS CONSENT IS SOLICITED ON BEHALF OF THE GENERAL PARTNER OF LEAF EQUIPMENT FINANCE FUND 4, L.P. (THE “PARTNERSHIP”).  WHEN PROPERLY EXECUTED, THIS CONSENT WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IN THE ABSENCE OF ANY DIRECTION, THIS CONSENT WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS SET FORTH BELOW.

Proposal:  To approve an amendment to the Partnership’s Amended and Restated Agreement of Limited Partnership to permit the Partnership to reinvest Distributable Cash into new equipment, equipment leases and loans.

☐ CONSENT/FOR	☐ WITHHOLD CONSENT/AGAINST

The provisions of the Consent Solicitation Statement of the Partnership, which more fully set forth the terms of the Proposals, are incorporated herein by reference.

The undersigned represents that the undersigned owns __________ units of limited partner interest of the Partnership.

HOW TO VOTE YOUR UNITS
Vote Your Consent by Facsimile:
1-215-553-8492

Vote Your Consent by Mail:
LEAF Financial Corporation
One Commerce Square, 15th Floor
Philadelphia, PA 19103

PLEASE DO NOT RETURN THIS CONSENT FORM BY MAIL IF YOU HAVE SENT IT VIA FACSIMILE

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW.  When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., please give full title as such.  If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Limited Partner Name:

Signature:

Title (if applicable):

Signature (if held jointly):

Title (if applicable):

Date:	, 2011

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR CONSENT FORM
PROMPTLY IN THE ENVELOPE PROVIDED

Ballot Number:___________